EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

NCO GROUP ACQUIRES

OUTSOURCING SOLUTIONS INC.

HORSHAM, PA, February 29, 2008 - NCO Group, Inc. (“NCO” or the “Company”), a leading provider of business process outsourcing, announced today the completion of its acquisition of Outsourcing Solutions Inc. (“OSI”), also a leading provider of business process outsourcing, primarily accounts receivable management services, for $325.0 million in cash, subject to certain post-closing adjustments.

NCO funded a portion of the acquisition with a $139.0 million Add-on Term Loan B to its senior credit facility. Additionally, One Equity Partners (“OEP”), NCO management and other co-investors provided NCO with the remainder of the funding for the acquisition through additional equity investments. NCO is a portfolio company of OEP, a private equity investment fund.

The acquisition is currently expected to be accretive to NCO’s earnings in 2008 and beyond. The combined company will have over 29,000 employees operating in 10 countries.

Commenting on the transaction, Michael J. Barrist, Chairman and Chief Executive Officer of NCO, said, “We are excited at the opportunities created by this acquisition, which will better enable us to service our markets. The combined organization will be uniquely positioned to offer our customers a host of new and expanded products along with unparalleled access to advanced technologies, industry experience, and global service capabilities.”

About NCO Group, Inc.

NCO Group, Inc. is a global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through over 100 offices in the United States, Canada, the Philippines, Panama, the Caribbean, India, the United Kingdom, and Australia.

For further information contact:

NCO Investor Relations

(215) 441-3000

www.ncogroup.com

Certain statements in this press release, including, without limitation, statements as to the expected effects of the acquisition of OSI, including results of operations, statements as to NCO’s managements’ beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, the risk that NCO will not be able to implement its business strategy as and when planned, the risk that NCO will not be able to realize operating efficiencies in the integration of its acquisitions, risks related to union organizing efforts at the Company’s facilities, risks related to past and possible future terrorists attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and acquisitions, risks related to fluctuations in quarterly operating results, risks related to the timing of contracts and risks related to international operations and other risks detailed from time to time in NCO’s filings with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2007 and September 30, 2007, respectively, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. The companies disclaim any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.